August 29, 2005


via U.S. Mail and facsimile to (508) 222-0220

Grant C. Bennett
President and Treasurer
Ceramics Process Systems Corporation
111 South Worcester Street
P.O. Box 338
Chartley, MA 02712-0338

      RE:	Ceramics Process Systems Corporation
		Form 10-K for the fiscal year ended December 25, 2004
		Filed March 28, 2005

      	File No. 0-16088

Dear Mr. Bennett:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief



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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE